UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
October 7, 2019

INVACARE CORPORATION

(Exact name of Registrant as specified in its charter)

Ohio	001-15103	95-2680965
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Invacare Way, Elyria, Ohio 44035
(Address of principal executive offices, including zip code)

(440) 329-6000
(Registrant’s telephone number, including area code)

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(Former name, former address and former fiscal year, if changed since last report)
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Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Shares, without par value	IVC	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 7, 2019, Invacare Corporation (the “Company”) entered into a Master Services Agreement (the “Agreement”) with Birlasoft Solutions Inc. and certain of its affiliates (collectively, “Birlasoft”), which are part of The CK Birla Group, to outsource substantially all of the Company’s information technology business service activities, including, among other things, support, rationalization and upgrading of the Company’s legacy information technology systems and implementation of a global enterprise resource planning (“ERP”) system and eCommerce platform (collectively, the “Outsourced Services”). In connection with the Outsourced Services, the Company will acquire new licenses for the ERP system and eCommerce platform and will transfer certain legacy information technology licenses, contracts and equipment to Birlasoft. As the Outsourced Services are transitioned to Birlasoft, which the Company expects to occur over the next six months, certain Company positions in the information technology area will be transitioned to Birlasoft or will be terminated.
The initial term of the Agreement is 10 years with activation of certain components of the Outsourced Services commencing during the fourth quarter of 2019. The Company has the right to renew and extend the Agreement for up to two additional one-year periods. The Company will pay Birlasoft minimum fixed fees on a monthly basis for the Outsourced Services, which fees are subject to adjustment on an annual basis based primarily upon the Company’s net revenues. The Company expects to pay Birlasoft aggregate minimum fees of approximately $240 million over the initial term of the Agreement.
The Company’s payment of fees pursuant to the Agreement will be supported by a $4.82 million standby letter of credit (the “Letter of Credit”) issued to Birlasoft under the Company’s existing Amended and Restated Revolving Credit and Security Agreement, by and among the Company, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto, PNC Bank, National Association, as administrative agent, JP Morgan Chase Bank, N.A. and J.P. Morgan Europe Limited, as European agent. The Letter of Credit will not extend beyond October 8, 2022, but may be terminated earlier under certain circumstances by the mutual agreement of the Company and Birlasoft after April 6, 2021. Birlasoft’s parent company, Birlasoft Limited, has agreed to guarantee to the Company the performance obligations of Birlasoft under the Agreement up to a maximum aggregate amount of $45 million.
The Company retains the right to terminate the Agreement, in whole or in part, for, among other things, convenience or cause, including service level failures and material breach of the Agreement by Birlasoft.
The foregoing summary of the terms and conditions of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the Letter of Credit is incorporated herein by reference.

Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current business initiatives, including the outsourcing of information technology functions and the related reduction in workforce; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVACARE CORPORATION
(Registrant)

Date: October 11, 2019	By:	/s/ Kathleen P. Leneghan
	Name:	Kathleen P. Leneghan
	Title:	Senior Vice President and Chief Financial Officer